UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2003

GRISTEDE’S FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7013	13-1829183
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

823 Eleventh Avenue, New York, New York	10019
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (212) 956-5803

Item 7—Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

Exhibit No.    Description

99.1                Press Release of Gristede’s Foods, Inc., dated July 17, 2003, regarding the offering

99.2                Press Release of Gristede’s Foods, Inc., dated July 17, 2003, announcing second quarter 2003 results

99.3                Unaudited Pro Forma Condensed Consolidated Financial Information

Item 9—Regulation FD Disclosure

Gristede’s Foods, Inc. (“Gristede’s”) is commencing an offering of 150,000 units, each unit consisting of $1,000 in principal amount of senior secured notes due 2010 and 150,000 common stock purchase warrants. The offering will be limited to qualified institutional buyers, institutional accredited investors and non-U.S. purchasers outside the United States. The proceeds of the offering, together with funds from a vendor support agreement with Di Giorgio Corporation and the issuance of preferred stock to an affiliate of John A. Catsimatidis, the majority stockholder, Chairman, President, Chief Executive Officer and Treasurer of Gristede’s, will be used (i) to purchase the capital stock of Kings Super Markets, Inc. (“Kings”), (ii) to repay a portion of Gristede’s outstanding indebtedness, (iii) to pay related fees and expenses of the offering and (iv) for general corporate purposes.

Gristede’s will, concurrently with the consummation of the offering, (i) purchase all of the outstanding common stock of Kings for an expected purchase price of $120.0 million in cash, subject to certain adjustments, (ii) issue $20.0 million in aggregate stated amount of Series A Preferred Stock to an affiliate of John A. Catsimatidis, (iii) repay approximately $20.0 million in loans from an affiliate of John A. Catsimatidis, (iv) repay outstanding indebtedness under Gristede’s existing credit facility and (v) enter into a 10 year agreement with Di Giorgio Corporation (which term may be extended for an additional five years under certain circumstances) whereby Di Giorgio will pay $10.0 million to Gristede’s in consideration of Gristede’s agreement to purchase its grocery, dairy and frozen food requirements from White Rose, a division of Di Giorgio, at levels and in a manner consistent with Gristede’s past practices. In addition, following the consummation of the offering, Gristede’s may enter into a new revolving credit facility.

The notes will be Gristede’s senior secured obligations and will rank equally in right of payment to all of its senior debt and senior to its subordinated debt. All of the subsidiaries of Gristede’s will guarantee the notes, jointly and severally, on a senior secured basis that will rank equally with such subsidiaries’ senior debt and senior to such subsidiaries’ subordinated debt. The notes and the related guarantees will be secured by a security interest in (i) all real property owned in fee by Gristede’s, (ii) inventory, accounts receivable and related assets and (iii) the capital stock of substantially all of the subsidiaries of Gristede’s, excluding certain assets and subject to prior liens. If Gristede’s enters into a new revolving credit facility following the consummation of the offering, the security interest securing the notes and the related guarantees will be subordinated to any liens securing such revolving credit facility.

Gristede’s believes that the Kings acquisition will result in $7.6 million of anticipated net annual operating synergies, which management believes are achievable and will be fully realized by the second full year of operations following the Kings acquisition.

No assurance can be made that the offering of the notes, the Kings acquisition or the other transactions referred to above will be completed, or that the anticipated net annual operating synergies by Gristede’s will be achieved.

Recent Developments

Gristede’s

For the thirteen weeks ended June 1, 2003, sales at Gristede’s increased $9.1 million to $71.0 million from $61.9 million for the thirteen weeks ended June 2, 2002. The increase in sales primarily resulted from new stores opened during the latter part of fiscal 2002 and in fiscal 2003. Same store sales during the thirteen weeks ended June 1, 2003 decreased 3.2% from same store sales during the thirteen weeks ended June 2, 2002. This decline in same stores sales was attributable to aggressive promotional pricing by a competitor and a decrease in sales of certain product categories due to unseasonally cool and wet weather.

For the thirteen weeks ended June 1, 2003, Gristede’s generated EBITDA (as defined herein) of $2.5 million as compared to $3.0 million for the thirteen weeks ended June 2, 2002. EBITDA for the thirteen weeks ended June 1, 2003 was negatively impacted by (1) pre-opening expenses of $0.3 million as compared to $0.1 million for the thirteen weeks ended June 2, 2002 and (2) promotional pricing at new stores of $1.5 million while there was no such impact during the 13 weeks ended June 2, 2002.

The integration of the operations of Kings and Gristede’s will involve headcount and general and administrative expense reductions. In connection therewith, Gristede’s and Gary Pokrassa have mutually agreed that Mr. Pokrassa will resign as Chief Financial Officer of Gristede’s subsequent to the closing of the Kings acquisition.

Kings

        For the thirteen weeks ended June 28, 2003, Kings’ sales declined 6.0% to $102.2 million from $108.7 million for the thirteen weeks ended June 29, 2002, while comparable store sales on a UK GAAP basis declined 3.1% to $109.4 million from $112.9 million. For the thirteen weeks ended June 28, 2003, Kings’ EBITDA (as defined herein) was $4.7 million as compared to $8.2 million for the thirteen weeks ended June 29, 2002. Management believes the decline in Kings’ sales and EBITDA were attributable to several factors. An unusual number of weekend rain days impacted Kings’ sales of seasonal perishable products for outdoor preparation. Kings also engaged in a promotional pricing program which failed to generate sufficient volume to overcome the lower margin. The Kings sale process has limited its capital expenditures and its ability to enter into long term contracts in the ordinary course of business.

Regulation G Disclosure

The recent developments discussion above includes a discussion of EBITDA, which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States.

As used herein, Gristede’s EBITDA is net income plus income taxes, net interest expense, depreciation and amortization, deferred rent leveling charges. Gristede’s EBITDA is calculated as follows:

	13 Weeks Ended June 1, 2003	13 Weeks Ended June 2, 2002
	(dollars in thousands)
Net (loss) income	$(913)	$206
Provision for income taxes	—	—
Interest expense, net	767	693
Depreciation and amortization	2,379	1,961
Deferred rent leveling charges	276	180
EBITDA	$2,509	$3,040

As used herein, Kings’ EBITDA is net income plus income taxes, net interest expense, depreciation and amortization and deferred rent leveling charges. Kings’ EBITDA is calculated as follows:

	13 Weeks Ended June 28, 2003	13 Weeks Ended June 29, 2002
	(dollars in thousands)
Net income	$991	$4,377
Provision for income taxes	634	541
Interest expense, net	167	106
Depreciation and amortization	2,795	3,033
Deferred rent leveling charges	76	120
EBITDA	$4,663	$8,177

EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities or other traditional indicators of operating performance. Rather, EBITDA is presented because it is a widely accepted supplemental financial measure that management believes provides relevant and useful information. The calculation of EBITDA presented herein may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP financial measure in the same way.

None of the units, notes, warrants and warrant shares have been registered under the Securities Act of 1933, as amended, and none may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This current report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security.

Any statements in this report that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “anticipate” and other expressions that indicate future events and trends identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those that Gristede’s anticipates. Factors that could have a material and adverse impact on actual results are described in Gristede’s annual report on Form 10-K for the year ended December 1, 2002 and quarterly report on Form 10-Q for the quarterly period ended June 1, 2003.

All forward-looking statements in this report are qualified by reference to the cautionary statements included in Gristede’s Form 10-K and Form 10-Q.

Gristede’s is including in this filing as Exhibit 99.1 the press release issued on July 17, 2003 with respect to the offering, as Exhibit 99.2 the press release issued on July 17, 2003 announcing Gristede’s second quarter 2003 results and as Exhibit 99.3 the Unaudited Pro Forma Condensed Consolidated Financial Information which gives effect to the Kings acquisition and the other related transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRISTEDE’S FOODS, INC.

Date: July 17, 2003

By:  /S/ GARY POKRASSA

Gary Pokrassa

Chief Financial Officer

(Principal Financial and Accounting

Officer and Duly Authorized)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Gristede’s Foods, Inc., dated July 17, 2003, regarding the offering

99.2	Press Release of Gristede’s Foods, Inc., dated July 17, 2003, announcing second quarter 2003 results

99.3	Unaudited Pro Forma Condensed Consolidated Financial Information